                                                                   Exhibit 10.5


                               RESEARCH AGREEMENT

         THIS AGREEMENT effective this 1st day of April, 2001, by and between BioDelivery Sciences International, Inc. ("Sponsor") and the University of Medicine and Dentistry of New Jersey ("University").


                                   WITNESSETH
                                   ----------

         WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a nonprofit, tax-exempt, educational institution, and may derive benefits for both Sponsor and University through inventions, improvements and/or discoveries.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree to the following:

ARTICLE 1 - DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 "Project" shall mean the project described in Appendix A and additional research supported by Sponsor under this agreement, under the direction of the Principal Investigator.

1.2      "Contract Period" shall mean April 1, 2001 through December 31, 2005.

1.3 "University Intellectual Property" shall mean individually and collectively all inventions, improvements and/or discoveries which are conceived and/or made (i) by one or more employees of University, or,
         (ii) jointly by one or more employees of University and by one or more employees of Sponsor in the performance of the Project, as set forth in
         Article 6.

1.4 "Sponsor Intellectual Property" shall mean individually and collectively all inventions, improvements and/or discoveries which are conceived and/or made by one or more employees of Sponsor, as set forth in Article 6.

1.5      "Principal Investigator" shall mean Raphael J. Mannino, Ph.D.

ARTICLE 2 - RESEARCH WORK

2.1 University shall allocate space in accordance with the requirements noted in Appendix B and commence the performance of the Project promptly after the effective date of this Agreement, and shall use reasonable efforts to perform such Project substantially in accordance with the terms and conditions of this Agreement. The Sponsor and University shall center into the real estate lease agreement attached hereto as Appendix C for the space provided for by Sponsor by University. Said lease shall be for a period of five (5) years commencing on April 1, 2001.

2.2 In the event that the Principal Investigator becomes unable or unwilling to continue the Project, either Leila Zarif, Ph.D. or Susan Gould-Forgerite, Ph.D. may, at the Sponsor's election, be substituted as Principal Investigator. If Sponsor is unwilling to select either Dr. Zarif or Dr. Gould-Forgerite as Principal Investigator or if the person selected is unable or unwilling to continue the Project, and a mutually acceptable substitute is not available, University and/or Sponsor shall have the option to terminate this Agreement upon at least ninety (90) days prior written notice to the other party.

2.3 Employees of Sponsor or other invitees of Sponsor rendering services for Sponsor in connection with the Project or other projects as Sponsor shall deem, shall have the right to be present and perform services at the space provided in University's facility. The Parties agree that certain University personnel will become the Sponsor's employees as of June 1, 2001. Those employees that will remain employees of the University are shown on Appendix B. BDSI shall provide evidence that it holds general liability insurance of at least $1,000,000.00 and that such insurance is applicable to its personnel and other invitees working at University space. BDSI warrants that it is in full compliance with all aspects of New Jersey worker compensation law for its employees. BDSI acknowledges that the right of its employees to be present and perform services at University's facility will cease upon the expiration or termination of this Agreement. BDSI shall furnish copies of invention disclosures resulting from work being performed, by University employees, at University facilities, to University's Office of Patents and Licensing for review in confidence by University.

2.4 Sponsor shall have the right to bring materials used in performance of their Projects to and from the University without the need for case by case approval by the University.

2.5 The Sponsor shall approve all expenses charged to grants including salaries and also shall approve assignment of employees to grant.

ARTICLE 3 - REPORTS AND CONFERENCES

3.1 Written program reports shall be provided by the Principal Investigator acting through the University to Sponsor every three (3) months, and a final report shall be submitted by University within thirty (30) days after the conclusion of the Contract Period or earlier termination of this Agreement.

3.2 During the term of this Agreement, representatives of University will meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of the Project to be performed hereunder.

ARTICLE 4--COSTS, BILLINGS, AND OTHER SUPPORT

4.1 Total costs to Sponsor hereunder are shown on Appendix B, payment shall be made by Sponsor according to the schedule set forth in Appendix B.

4.2      Purchased items shall be handled as follows:

         4.2.1 All equipment, supplies and animals purchased hereunder shall remain the property of Sponsor both during and after the term hereof.

         4.2.2 Sponsor shall have the right to purchase such equipment, supplies and animals itself rather than through University.

4.3 In the event of early termination of this Agreement, Sponsor shall pay all costs incurred by the University pursuant to Appendix B as of the date of termination, including non-cancellable obligations.

ARTICLE 5--PUBLICATIONS

5.1 Sponsor recognizes that under University policy, the results of the Project are publishable. Accordingly, University researchers engaged in the Project shall be permitted to present at symposia, national, or regional professional meetings, and to publish in journals, theses or desertions, or otherwise of their own choosing, methods and results of the Project; provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation at least three (3) months in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Sponsor shall have: one (1) month, after receipt of said copies, to object to such proposed presentation or proposed publication because there is patentable subject matter which needs protection. In the event that Sponsor makes such objection, said researcher(s) shall refrain from making such publication or presentation for a maximum of two (2) months from the date of receipt of such objection in order for University or Sponsor, as the case may be, to file patent application(s) with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation.

ARTICLE 6--INTELLECTUAL PROPERTY

6.1 All rights and title to University Intellectual Property shall belong to University, subject to the terms and conditions of this Agreement.

         6.1.1 All rights and title to Sponsor Intellectual Property shall belong to Sponsor, subject to the terms of this Agreement.

6.2 Rights to inventions, improvements and/or discoveries, whether patentable or copyrightable or not, relating to the Project made solely by employees of Sponsor shall belong to Sponsor. Such inventions, improvements and/or discoveries made by Sponsor will not be subject to the terms and conditions of this Agreement.

6.3 University will promptly notify Sponsor of any University Intellectual Property conceived and/or made during the Contract Period under the Project. Sponsor will direct that patent applications or other applications for other intellectual property protection be filed. Sponsor shall promptly prepare, file, and prosecute such U.S. and foreign application in Sponsor's name. University Intellectual Property improvements, and discoveries patentable or copyrightable shall be governed by the License Agreement by and between Sponsor and University dated 26th day of September, 1995. Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution and maintenance of U.S. and foreign application(s) directed to said University Intellectual Property. Sponsor shall make sure that such application(s) will cover, to the best of Sponsor's knowledge, all items of commercial interest and importance. Sponsor shall be responsible for making decisions regarding scope and content of application(s) to be filed and prosecution thereof, and University shall be given an opportunity to review and provide input thereto. Sponsor shall keep University advised as to all developments with respect to such application(s) and shall promptly supply to University copies of all papers received and filed in connection with the prosecution thereof in sufficient time for University to comment thereon. If Sponsor elects not to file patent applications or other applications for other intellectual property, it shall so notify the University and thereafter the University shall have the rights set forth in paragraph 6.4 below.

6.4 If Sponsor decides to discontinue the financial support of the prosecution or maintenance of the protection, University shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U.S. and in any foreign country at University's sole expense.

6.5 If Principal Investigator leaves the employ of University, all patents and other intellectual property rights with respect to projects underway, initiated or conceived while such Principal Investigator was employed by University shall remain licensed to Sponsor pursuant to University's license agreement with Sponsor.

ARTICLE 7-GRANT OF RIGHTS

7.1 All University Intellectual Property (as defined in Section 1.3) shall automatically be licensed to Sponsor pursuant to the terms and conditions of the existing License Agreement among University, Sponsor and Albany Medical College.

ARTICLE 8--TERM AND TERMINATION

8.1 This Agreement shall become effective upon the date first hereinabove written and shall continue in effect for the full duration of the Contract Period unless sooner terminated in accordance with the provisions of this Article 8.

8.2 In the event that either party shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within ninety (90) days after the receipt of written notice thereof from the other party hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of the receipt of such notice. University shall promptly return to Sponsor uncommitted funds, withholding only that amount needed to discharge obligations incurred as noted in Section 8.3.

8.3 Termination of this Agreement by either Party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement. No termination of this Agreement, however effectuated, shall affect the Sponsor's rights and duties under Article 7 hereof, or release the parties hereto from their rights and obligations under Articles 4, 5, 6, 7, 9 and 13, nor shall a termination of this Agreement affect any other agreements between the University and the Sponsor.

ARTICLE 9--INDEPENDENT CONTRACTOR

9.1      In the performance of all services hereunder:

         9.1 University shall be deemed to be and shall be an independent contractor and, as such, University shall not be entitled to any benefits applicable to employees of Sponsor.

         9.2 Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

ARTICLE 10--INSURANCE

10.1 University warrants and represents that University has adequate liability insurance, such protection being applicable to officers, employees and agents while acting within the scope of their employment by University.


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

10.2 Each party hereby assumes any and all risks of personal injury and property damage attributable to the negligent acts or omissions of that party and the officers, employees, invitees, and agents thereof.

ARTICLE 11-GOVERNING LAW

11.1 This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey.

ARTICLE 12-ASSIGNMENT

12.1 This Agreement shall not be assigned by either party without the prior written consent of the parties hereto.

ARTICLE 13-NON-DISCLOSURE

13.1 Anything in this Agreement to the contrary notwithstanding, any and all knowledge, knowhow, practices, processes, or other information ("Confidential Information") disclosed or submitted which is designated as confidential information by either party to the other shall be received and maintained by the receiving party in strict confidence and shall not be disclosed to any third party. Furthermore, neither party shall use Confidential Information of the other party for any purpose other than those purposes specified in this Agreement. Each employee of a party receiving Confidential Information shall be apprised of the duty and obligation to maintain Confidential Information in confidence and not to use such Information for any purpose other than in accordance with the terms and conditions of this Agreement.

13.2 Nothing contained herein will in any way restrict or impair either party's right to use, disclose or otherwise deal with any Confidential Information of the other party which at the time of its receipt:

         13.2.1 Is generally available in the public domain, or thereafter becomes available to the public through no act of the receiving party; or

         13.2.2 Was independently known prior to receipt thereof, or made available to such receiving party as a matter of lawful right by a third party.

13.3 The obligations for protection of Confidential Information of the other party shall remain in effect for a period of five (5) years after the termination or expiration of this Agreement.

ARTICLE 14--AGREEMENT MODIFICATION

14.1 Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

ARTICLE 15--NOTICES

15.1 Notices, invoices, communications and payments hereunder shall be deemed made if given by registered or certified envelope, postage prepaid, and addressed to the party to receive such notice, invoice or communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Sponsor:

         Dr. Raphael J. Mannino
         BioDelivery Sciences International, Inc.
         UMDNJ-New Jersey Medical School
         Admin. Building 4
         185 South Orange Ave.
         Newark, New Jersey 07103

With a copy to:

         Catherine S. Gidlow
         Bearden, Breckenridge & Gidlow, L.L.C.
         7701 Forsyth Blvd., Suite 375
         St. Louis, Missouri 63105

If to University:

         University of Medicine and Dentistry of New Jersey
         Legal Management
         65 Bergen Street
         Newark, NJ 07107

With a copy to:

         University of Medicine and Dentistry of New Jersey
         Patents and Licensing
         3rd Floor
         Liberty Plaza
         335 George Street
         New Brunswick, NJ 08901


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

ARTICLE 16-ENTIRE AGREEMENT

16.1 The terms of this Research Agreement and of that certain lease of even date herewith, represent the entire rights and obligations of the parties one to the other and supercede and cancel the prior Research Agreements, rights and obligations of the parties one to the other.





IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the day and year first above written.

BIODELIVERY SCIENCES                         UNIVERSITY OF MEDICINE
AND INTERNATIONAL, INC.                      DENTISTRY OF NEW JERSEY



By:    /s/ Leila Zarif                       By:    /s/ Denise Mulkern
       -----------------------------                ----------------------------
       Leila Zarif                                  Denise Mulkern
Title: Vice President & Treasurer            Title: Vice President for Finance
                                                    & Treasurer

                                  APPENDIX A

                               RESEARCH PROJECTS

SPACE ALLOCATION

Space required for the performance of this research project will include 8,000 sq. ft. of research and office space located in ADMC Building 4, and use of UMDNJ Departmental equipment, together with additional space as needed in the Research Animal Facility.

SCOPE OF RESEARCH

BioDelivery Sciences International, Inc. supports the research mission of The University of Medicine and Dentistry to investigate fundamental processes in biomedical sciences. To this end, this research grant will support research in the areas immunology, cell growth regulation, and drug delivery.

ANTIGEN SPECIFIC MANIPULATION OF THE IMMUNE RESPONSE USING CELL MEMBRANE DERIVED LIPOSOME VACCINES

         Antigen-specific regulation of the immune response allows for alteration of the response to antigen without causing undesirable side effects that are often associated with non-specific immunotherapy. The ability to specifically focus the immune system to designated antigens in order to enhance or inhibit the immune response provides the ultimate potential to 1-produce safer and more effective vaccines and immunotherapies, and 2-design immunosuppresive formulations for use against autoimmune diseases.

         The use of liposome vaccines as therapeutic agents offers a unique advantage because they can be formulated to include specific antigens while, at the same time, their composition is immunologically inert and they can be easily modified. Formulation of liposomes from cell membranes offers an additional advantage in that they are able to present antigen to TH cells within the context of the antigen presenting cell membrane molecules, thereby more closely mimicking natural antigen presentation.

         Within the past 10 years it has become clear that each stage of the immune response is controlled not only by antigen-receptor interactions, by also by costimulatory, accessory molecules such as CD 80 and CD 86. Experimental evidence suggests that CDS0 and CD86 play important roles in the regulation of the immune response to different antigens. The goal of this study is to investigate the individual roles of CD80 and CD86 in the modulation of the humoral immune response to influenza virus as a well understood and easily manipulated model system.

         Membrane extracts from B cells that have been exposed to virus in vitro, are used to formulate liposome vaccines. To study the immunological consequence of CDS0 and/or CD86 is the immune response, these molecules are depletion and removed from the membrane extracts prior to vaccine formulation. The vaccines were administered to immunologically naive mice, who are later challenged and boosted with whole, UV-inactivated virus.

         Thus far we have observed that removal of CD80 from the membrane liposomes caused a significant increase in the humoral immune response to flu antigen. The total immunoglobulin (IG) titer was greater than the titer achieved from animals treated with non-depleted, virus-exposed B cell membrane liposome formulations. The IgG1 titer was nearly three times as great as the positive control at 14 days after the first whole virus challenge and was more than double the positive control titer at 14-days after the second whole virus challenge.

         Depletion of CD86, as well as depletion of both CD80 and CD86 invoked lower influenza-specific total Ig titers, and therefor down regulated the immune response.

         The major finding of this study thus far is that depletion of costimulatory molecules from membrane liposome vaccine formulations significantly changes the humoral immune response to a specific antigen.

         This work is being performed by Ms. Christine A. Woititz, a graduate student in the Department of Pathology and Laboratory Medicine, UMDNJ-New Jersey Medical School.

FINDING THE GENES RESPONSIBLE FOR GROWTH CONTROL USING A REVERSIBLE INHIBITOR OF TRANSFORMED CELL GROWTH

         It has been suggested that the cell surface membrane plays a direct role in maintaining and regulating cell growth. For example, non-transformed cells have different surface membrane configurations than transformed cells. Transformed cells as well as mitotic cells have been associated with an agglutinable surface configuration. Investigations have established a correlation between the agglutinable surface configurations and the growth of both normal and transformed cells.

         "Covering up" this agglutinable cell surface using the non-toxic, nonagglutinable form of Concanavalin A (Con A), Succinylated Con A (SCA), restores normal growth regulation. As a result, cells grow to densities similar to untransformed cells. This growth inhibition is reversible either by the replacement of media containing SCA with fresh media, or by the addition of a-methyl mannoside (a-MM), a specific inhibitor of Con A.

         Cell cycle analysis of SV40 transformed 3T3 cells that have undergone growth inhibition with SCA tended to accumulate the G1 phase of the cell cycle, whereas SV40 transformed 3T3 cells not treated with SCA tended to accumulate in the S and G2 phases. Similarly 3T3 fibroblasts accumulate in the G1 phase during growth arrest due to high cell densities or nutrient starvation. Time lapse cinemicroscopy studies of 3T3 cells treated with SCA have shown increased cell-cell adhesion between daughter cells after mitosis and cells that have come into contact with each other while migrating, again in a manner which mimics density dependent growth inhibition. The exact biochemical mechanism of contact inhibition is unknown.

         SCA may be interacting with the cell membrane and causing an overall change in the cell surface membrane. Another possible mechanism is that SCA is interacting with a specific membrane receptor triggering a signal transduction cascade that leads to the synthesis of a second messenger. If this is the case, then it should be possible to identify the immediate genes responsible for growth inhibition induced by SCA.

         The goal of this study is to investigate the gene expression patterns stimulated by SCA using two malignant tumor cell lines, Saos-2 (osteosarcoma) and RD (rhabdomyosarcoma). Both are malignant mesenchymal neoplasms of childhood. Rhabdomyosarcoma is a skeletal muscle neoplasm occurring primarily in the first decade of life, while osteosarcoma, a bone neoplasm, occurs primarily in the second decade of life.

         Our current working hypothesis is that SCA controls growth inhibition by interacting with cell surface receptors and triggering a signal transduction cascade thus resulting in the activation of growth inhibitory genes and/or down regulation of cell growth stimulatory genes. Our plan is to study the gene expression patterns of tumor cells in response to SCA via DNA Microarray technology. When genes with immediate changes in expression are characterized, the pathway and receptors responsible for controlling cell cycle inhibition can be determined.

         The identification of genes that are functionally related to the early phases of neoplastic transformation could ultimately lead to new targets for cancer drug therapy and approaches to cancer gene therapy.

This work is being performed by Ms. Diane Nordstrom a graduate student in the Department of Pathology and Laboratory Medicine, UMDNJ-New Jersey Medical School.

COCHLEATE MEDIATED DELIVERY OF DRUGS TO MACROPHAGE IN VITRO

         Particle scavenging cells, such as macrophage, are the first line of defense against many microbial infections. However, many microbes, which induce severe human clinical infections, have been shown to infect macrophage and avoid destruction. Indeed, macrophage are one of the major strategic areas of survival and replication for a number of pathogens including Candida, Mycobacteria, HIV, Leishmania, and Chlamydia.

         Cochleate delivery vehicles are stable phospholipid-calcium crystalline precipitates composed of simple, naturally occurring materials. They have a unique multilayered structure consisting of a large, continuous, solid, lipid bilayer sheet rolled up in a spiral, with little or no internal aqueous space. Cochleates are stabilized at low pH, and deliver their contents through membrance fusion.

         Amphotericin B (AmB), is still the most powerful drug against human fungal diseases. Cochleates have been shown to be highly effective in vivo as delivery vehicles for AmB in murine models of human fungal infections. The mechanism of drug delivery mediated by cochleates is, thus far, unknown. It is possible that in vivo, macrophage play an important role in the removal and uptake of cochleates, via an endocytotic mechanism.

         Since macrophage also play an important role in the host defense and clearance of fungi and parasites, it is important to further investigate the interaction between macrophage and cochleates.

         The hypothesis that is being tested in this study is that cochleates can be taken up by macrophage into edocytic vacuoles; cochleates remain stable within the vacuoles, and slowly release their contents in an active form.

         J774A.1 macrophage are used as an in vitro model system to investigate the hypothesis that drug-cochleate formulations are taken up by macrophage, concentrated within the vacuoles, and allow gradual release of encochleated drug.

         In this study Rhodamine-labeled cochleates as well as the safety and efficacy of AmB cochleates (CAMB) in vitro are assessed. Efficacy of CAMB against C. albicans was assessed using both prophylactic and post-infection dosing. When macrophage were incubated with CAMB overnight and washed, challenge with CA resulted in a CFU count close to zero. Microscopic observation reveals that CAMB are not toxic to the macrophage even at the highest doses studied. The CAMB are accumulated by the macrophage at high levels resulting in large distended vacuoles. It is suggested that the CAMB are concentrated within the vacuoles and are released gradually over time.

         Fluorescence was observed within the vacuoles up to 72 hrs. More dramatically, we found that Amphotericin B cochleates at low doses (0.1ug AmB/mL) protect macrophage from challenge by C. albicans.

         These data indicate that, in vitro, CAMB become accumulated within the macrophage, and are non-toxic, and that the AmB is released in a biologically active form. These observations suggest that, in vivo, low doses of CAMB can be administered. Amphotericin B cochleates may become concentrated at the cellular site of infection, and may provide protection for macrophage if prophylactically administered prior to challenge with C. albicans.

         Further studies will investigate other drug cochleate formulations, in order to investigate the direct effect of cochleates on macrophage function. In addition, the compositions of cochleates will be changed in order to investigate the relationship between the physical and chemical characteristics of cochleates, and their potential as drug delivery vehicles.

         This work is being performed by Ms. Sara Krause, a graduate student in the Department of Pathology and Laboratory Medicine, UMDNJ-New Jersey Medical School.


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
                                   APPENDIX B

 Research Agreement Between UMDNJ and BioDelivery Sciences International, Inc.


PERSONNEL                                             SALARY AND FRINGE BENEFITS
---------                                             --------------------------
Personnel including Fringe Benefits at 8% for
  graduate student(1)                                          $51,840.00

SUPPLIES
--------

Chemicals(2)                                                   $ 40,000.00

         Total Direct Costs                                    $ 91,840.00

Indirect Costs @ 8% of Direct Costs                            $  7,347.00(3)
Facilities Use Charge - Dean Medical School(4)                 $ 40,000.00
                                                               -----------

                  Total Budget                                 $139,187.00
                                                               ===========


-----------------
(1) Includes three (3) graduate students at $17,280 each.
(2) Estimated expenses, to be adjusted semi-annually as to exact costs.
(3) For 2001, for 2002, indirect costs will be 12% of Direct Costs, for 2003, indirect costs will be 16% of direct costs, for 2004, indirect cost will be 20% of direct costs and for 2005, indirect costs will be 24% of direct costs.
(4) This refers to the 8,000 square foot lab space being utilized by BDSI at 185 South Orange Ave., Bldg. 4, which shall be leased to Sponsor by a real estate lease agreement to be executed on or around April 1, 2001.


                                       13